EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of January 1, 2012 (the “Effective Date”), by and between Environmental Quality Management, Inc., a Delaware corporation (the “Company”), with an address at 1800 Carillon Blvd., Cincinnati, OH 45240, and Jack S Greber, who currently resides at 5722 Saddleridge Drive, Cincinnati, OH 45247 (“Executive”).

1.          Employment of Executive; Title; Duties. The Company agrees to employ Executive, and Executive agrees to serve, as Sr. Vice President of the Company, on the terms and subject to the conditions set forth in this Agreement. Executive also agrees to serve as Sr. Vice President of EQM Technologies & Energy, Inc., a Delaware corporation (“Parent”), and in such other positions at other subsidiaries of Parent as designated by the Board of Directors of Parent (the “Board”).

2.          Term. Executive’s employment by the Company hereunder shall be for an initial term (the “Initial Term”) commencing on the Effective Date and expiring on December 31, 2014, unless terminated earlier as hereinafter provided. The term of employment of Executive with the Company hereunder shall automatically be renewed and extended after the Initial Term without further action by Executive or the Company as of January 1, 2015 and each succeeding January 1 thereafter for an additional term of one year (in each case unless terminated earlier as hereinafter provided), unless either Executive or the Company shall have delivered written notice to the other (“Notice of Non-Renewal”) prior to December 1, 2014 or prior to December 1 of any succeeding year, as applicable, of his or its election not to renew the term of Executive’s employment hereunder, in which case the Executive’s employment shall terminate as of the December 31 first occurring after the date of the Notice of Non-Renewal (but in no event before December 31, 2014).

3.          Performance of Duties. Executive agrees that throughout the period of his employment hereunder he will devote all of his professional time, attention, skills and energies faithfully and diligently and to the best of his ability to the performance of the duties and responsibilities assigned to him pursuant to Section 1 hereof in an efficient, trustworthy and businesslike manner as directed by the Board. Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Board, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder; provided, however, the foregoing shall not prevent Executive from the following, so long as such activities in the aggregate do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict: (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies; (ii) participating in charitable, civic, educational, professional, community or industry affairs; and (iii) managing Executive’s passive personal investments.

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4.            Compensation and Other Matters.

(a)          Annual Salary. As compensation for his services hereunder, the Company shall pay to Executive a salary at the rate of $180,000 per annum (the “Annual Salary”), payable in equal installments in arrears in accordance with the Company’s customary payroll practices at the time of payment. The Annual Salary is subject to upward adjustment from time to time in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”).

(b)          Annual Bonus. Executive shall be eligible to participate at a level commensurate with Executive’s duties and responsibilities in any annual bonus program established by the Board, from time to time, for the benefit of executive officers and key employees of the Company and its parents or subsidiaries (Executive’s participation in any such program, the “Annual Bonus”). The Annual Bonus for the year ending December 31, 2012 shall be determined in accordance with the EQM FY 2012 EBITDA Bonus Plan previously established by the Board provided to Executive, and shall be paid less applicable withholdings and deductions.

(c)          Stock Options. Executive acknowledges that he was granted options to purchase 735,000 shares of Parent’s common stock (the “Stock Options”) on March 29, 2011 pursuant to the EQM Technologies & Energy, Inc. Stock Option Plan (the “Option Plan”). The terms and conditions of such grant are set forth in an option agreement, dated March 29, 2011, by and between Executive and Parent (the “Option Agreement”). Executive may also be eligible to participate in future grants, at the discretion of the Board.

(d)          Change in Control Transaction.

(i)          If a Change in Control Transaction (as defined below) (x) closes while the Executive is employed by the Company hereunder or (y) (1) is “In Process” as of the date that Executive’s employment with the Company hereunder ends (“Date of Termination”) due to a termination by the Company without Cause and (2) closes within six (6) months following such Date of Termination, the Company shall pay to Executive an amount (the “Transaction Incentive Fee”) equal to 16-2/3% of the lesser of: (i) 10% of the Net Equity Value received by Parent or its shareholders, as applicable, in connection with the Change in Control Transaction, or (ii) $1,200,000. Notwithstanding the foregoing, the Company shall not be obligated to pay all or any part of the Transaction Incentive Fee in the event the Company terminates Executive’s employment with Cause pursuant to Section 9(a) or of any Voluntary Termination pursuant to Section 9(c). The Company shall pay the Transaction Incentive Fee to the Executive at substantially the same time(s) and in substantially the same installments, in substantially the same form and proportion of cash and non-cash consideration (such as equity or debt securities), and subject to the same restrictions, reductions, contingencies and limitations (including without limitation earnouts, escrows, holdbacks and indemnities) as the Net Equity Value is paid to Parent and/or its shareholders, as applicable, but in no event later than five (5) years after the Change in Control Transaction.

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(ii)         For purposes of this Agreement, “Change in Control Transaction” means (x) the sale of all or substantially all of the outstanding stock of Parent to any person, firm or entity or group of persons, firms or entities (a “Person”) other than Argentum Capital Partners II, L.P., a Delaware limited partnership, and/or any of its affiliates (collectively, “Argentum”), or (y) the sale or transfer of all or substantially all of the assets of Parent to a Person other than Argentum, in each case other than in a reorganization or recapitalization or other similar transaction among Parent and one or more of its affiliates, provided that for purposes of clause (x) and clause (y) above a Change in Control Transaction must constitute a Change in Control under Treasury Regulation Section 1.409A-3(i)(5). “Net Equity Value” means the net consideration actually received by Parent (in respect of its assets) and/or its shareholders (in respect of their stock, and not in respect of any other consideration they may receive from Parent or any acquiror, successor or surviving entity, including without limitation, salary and/or consulting fees), as applicable, in connection with a Change in Control Transaction, after deducting all liabilities, obligations and indebtedness of Parent (which deductible amounts shall include, without limitation, (A) the aggregate liquidation preference, and (without double counting) any accrued dividends paid or payable in respect of any preferred stock of Parent outstanding at any time on or after the date hereof, which shall be so deducted regardless whether any such preferred stock has been converted into common stock at any time prior to or in connection with such Change in Control Transaction and (B) the aggregate outstanding principal amount and (without double counting) any interest accrued thereon of any convertible notes of Parent outstanding at any time on or after the date hereof, which shall be so deducted regardless of whether any such notes have been converted into Parent stock at any time between the date hereof and the effective date of such Change in Control Transaction. “In Process” means that a buyer and Parent have signed a letter of intent or similar agreement that outlines the terms by which the buyer will purchase the stock or assets of Parent.

(iii)        Notwithstanding any provision in this Agreement to the contrary, as an express contractual condition to the Company’s obligation to pay the Transaction Incentive Fee, Executive shall execute and deliver a general release, in such form as shall be required by the Company, of any and all common law, statutory and/or other rights, claims or causes of action of any kind, including without limitation any rights, claims or causes of action based upon this Agreement or otherwise arising out of or related to the Executive’s employment by, and/or (if applicable) the termination of the Executive’s employment with, the Company or any of its affiliates (except for the Company’s obligations under this Agreement). Further, Executive shall forfeit all rights to the Transaction Incentive Fee unless such release is signed and delivered (and no longer subject to any applicable revocation or rescission rights) within thirty (30) days following the date of the Date of Termination.

(e)          Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable expenses actually paid or incurred by Executive in the course of and pursuant to the discharge of Executive’s responsibilities hereunder. Reimbursement of such expenses shall be paid in accordance with the Company’s customary policies in force at the time of payment, upon submission by Executive of receipts and vouchers itemizing such expenses in a form reasonably satisfactory to the Company, properly identifying the nature and business purpose of any expenditures except as provided in Section 19 hereto.

5.            Additional Benefits; Vacation.

(a)          In addition to his Annual Salary, Annual Bonus and Stock Options, Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any retirement, disability, medical service, insurance or other employee benefit plan generally available to the employees of the Company that may be in effect from time to time during his employment term.

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(b)          The Company shall pay directly to Executive $1,500 per month, less applicable withholdings and deductions, for the costs of leasing an automobile, payable in arrears in accordance with the Company’s customary payroll practices at the time of payment.

(c)          Executive shall be entitled to four (4) weeks (equal to 20 work days) of paid vacation in respect of each 12-month period during his employment hereunder. Accrual and use of vacation shall be in accordance with the Company’s benefits policy except as specified herein. Accrued days must be used during the calendar year in which they accrued, and accrued but unused vacation days may not be carried over to subsequent years. Executive understands that this Section 5(c) may be inconsistent with the policies contained in the Company’s employee handbook, as in effect from time to time (“Employee Handbook”), and agrees that this Agreement should be given controlling effect.

(d)          Executive acknowledges that, except as provided in Section 5(c), he shall be bound by and subject to the terms and conditions of the Employee Handbook.

6.            Restrictions on Competition and Solicitation.

(a)          In consideration of the compensation and benefits provided to Executive hereunder and the Company’s entry into this Agreement, Executive agrees that during Executive’s employment with the Company (and any entity into which the Company may be merged) and for a period of (x) 6 months thereafter with respect to clause (i) below, or (y) 12 months thereafter with respect to clauses (ii) and (iii) below (as applicable, the “Restricted Period”) (provided that the Restricted Period shall be tolled during, and shall be extended for the duration of, any breach of any of the covenants and restrictions contained in this Section 6), Executive shall not:

(i)          directly or indirectly, in his own capacity or through any other Person, whether as owner, consultant, partner, member, manager, officer, director, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, engage in the Business (as defined below) within the Applicable Territory (as defined below), except on behalf of the Company or any of its affiliates;

(ii)         directly or indirectly, in his own capacity or through any other Person, solicit, persuade or induce any Person which is, or at any time during Executive’s employment with the Company was a Customer (as defined below) of the Company or any of its affiliates to (x) terminate, reduce or refrain from renewing or extending its relationship with the Company or any of its affiliates, or (y) become a customer of or enter into any contractual or other relationship with Executive or any other Person in regard to the purchase of products or services of the type provided in the Business;

(iii)        directly or indirectly, in his own capacity or through any other Person, solicit, persuade or induce any Person, firm or entity that is, or at any time during Executive’s employment with the Company or any of its affiliates was, (x) engaged as an employee, representative, agent, independent contractor or otherwise by the Company or any of its affiliates or (y) a supplier of any product or service to, or vendor of any product or service for, the Company, to terminate, reduce or refrain from renewing or extending his, her or its relationship with the Company or any of its affiliates; provided, however, that nothing contained in this Agreement shall preclude Executive from engaging in general advertising of employment opportunities or general solicitations for employees.

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(b)          The term “Business” shall mean the providing of engineering, remediation and/or environmental services, and/or the production of biodiesel. The term “Applicable Territory” shall mean (i) throughout the world, but if such area is determined by judicial action to be too broad, then it shall mean (ii) within the continental United States, but if such area is determined by judicial action to be too broad, then it shall mean (iii) within any state in which the Company is engaged in the Business as of the date of this Agreement or at any time during Executive’s employment under this Agreement, but if such area is determined by judicial action to be too broad, then it shall be (iv) the States of Indiana, Missouri, Nebraska, Ohio, Oklahoma, Texas and Utah. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to prohibit Executive from investing in securities of an issuer that are listed for trading on a national securities exchange or traded in the over-the-counter market, provided that Executive’s holdings represent no greater than 2.0% of the total number of shares or principal amount of the securities outstanding.

(c)          The term “Customer” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit public, privately held, or owned by the United States government that is a business entity or individual with whom the Company has done business or with whom Executive or the Company has submitted a proposal to or actively negotiated with during the twelve (12) month period immediately preceding the termination of Executive’s employment with the Company (and any entity into which the Company may be merged).

(d)          Executive agrees that the covenants and restrictions contained in Section 6 are necessary for the reasonable and proper protection of the Company and its affiliates and the Business, that irreparable injury will result to the Company and its affiliates if Executive breaches any of the terms of this Section 6, and that in the event of Executive’s actual or threatened breach of any such provision, the Company and its affiliates shall have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the provisions contained in Section 6, the Company shall, in addition to and without limiting its other rights and remedies at law or in equity, be entitled to such injunctive and other equitable relief, as may be deemed necessary or appropriate by a court of competent jurisdiction, without the need to post bond or other security. If, in any judicial proceeding, a court shall find any of the foregoing provisions or portion thereof to be invalid, prohibited or unenforceable, then the applicable provision shall be construed as if more narrowly drafted as necessary so as not to be invalid, prohibited or unenforceable or, if such narrowing is not possible, such provision or portion thereof shall be deemed eliminated, but only to the extent of its unenforceability in the applicable jurisdiction, and the remaining provisions or portions thereof shall be limited, in such jurisdiction only, to the extent necessary to permit their enforcement.

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(e)          The rights of the Company under this Section 6 may be assigned by the Company to any entity that may purchase or acquire all or substantially all of the assets of the Business or any entity into which the Company or Parent is merged, without the consent of Executive.

7.            Confidential Information.

(a)          Without limiting the Executive’s obligations under the Employee Handbook or any other any agreement or instrument in favor of the Company, Executive understands that he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company or any of its affiliates by others under agreements to hold such information confidential (collectively, the “Confidential Information”). The Company’s success is dependent on the development and protection of its intellectual property, including but not limited to the Confidential Information. Executive understands and acknowledges the importance of maintaining the confidentiality of the Confidential Information to the Company’s continued success. Executive agrees to observe all policies and procedures of the Company and its affiliates concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties under this Agreement. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(b)          During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, that are in his possession, custody or control. Executive may retain Executive’s rolodex and similar address books, provided, that such items only include contact information.

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8.            Assignment of Intellectual Property.

(a)          Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment. Executive agrees that the Company owns any such Creations, conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all moral or other rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company or any of the Affiliated Entities, or (ii) results in any way from his work at the Company.

(b)          In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its Affiliated Entities claiming that Executive’s moral rights to the Creations have been violated.

(c)          Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company except for the matters, if any, described in Exhibit B to this Agreement.

(d)          During the term of Executive’s employment hereunder, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Exhibit B, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(e)          Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

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9.            Termination of Employment; Severance.

(a)          Termination with Cause. The Company shall at all times have the right, upon written notice to Executive, to terminate Executive’s employment hereunder with Cause. For purposes of this Agreement, the following shall constitute “Cause”:

(i)          the failure of Executive to act in accordance with directives of the Board after written notice and a twenty (20) day opportunity to cure such failure;

(ii)         the gross negligence or willful misconduct of Executive in the performance of his duties under this Agreement;

(iii)        use of alcohol or illegal drugs interfering with the performance of Executive’s duties hereunder;

(iv)        any act of fraud, embezzlement or theft, or any other material violation of law in connection with Executive’s duties or in the course of his employment with the Company; or

(v)         the material breach by Executive of any term of this Agreement or written policy of the Company or its affiliates, provided that if such breach reasonably may be cured, the Company has given Executive prior written notice of such breach and at least twenty (20) days after such notice is given to cure such breach in the reasonable judgment of the Board.

Upon any termination pursuant to this Section 9(a), the Company shall within a reasonable time following the Date of Termination, not to exceed thirty (30) days, pay to Executive (i) the pro rata portion of any unpaid Annual Salary earned through the Date of Termination, (ii) reimbursements for any reasonable business expenses properly incurred by Executive upon his compliance with the requirements of Section 4(e) above, and (iii) payment for benefits under any benefit plan, program or policy that Executive participated in during employment, paid pursuant to the terms of such plan, program and policy up to the Date of Termination (collectively, the “Accrued Obligations”). Thereafter, the Company and its affiliates shall have no further liability to Executive. Without limiting the foregoing, in the event of a termination with Cause, Executive shall have no right to receive any Annual Bonus or Transaction Incentive Fee. Executive’s rights relating to his Stock Options shall be governed by the terms of the Option Plan and Option Agreement.

(b)          Termination without Cause. At any time the Company shall have the right to terminate Executive’s employment hereunder without Cause by providing Executive with thirty (30) days’ prior written notice of the Company’s election to terminate without Cause. In the event of any termination pursuant to this Section 9(b), or in the event of the Company’s election to terminate Executive’s employment by delivering a Notice of Non-Renewal as described in Section 2(a) above, at such time as Cause does not exist, the Company shall:

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(i)          pay to Executive the Accrued Obligations;

(ii)         pay to Executive his Annual Salary described in Section 4(a) for a period of twelve (12) months following the Date of Termination (the “Salary Continuation Period”);

(iii)        pay to Executive any Annual Bonus awarded by the Compensation Committee for the fiscal year preceding the year in which the Date of Termination occurs but remains unpaid, provided that such payment will be made at substantially the same time as other participants under the applicable bonus plan are paid;

(iv)        pay to Executive the pro rata portion of the Annual Bonus for the fiscal year in which the Date of Termination occurs that is earned for any fiscal quarter completed prior to the Date of Termination, provided that such payment will be made at substantially the same time as other participants under the applicable bonus plan are paid;

(v)         pay to Executive any portion of the Transaction Incentive Fee to which he is entitled pursuant to Section 4(d), provided that such payment will be made at such time as provided in Section 4(d);

(vi)        to the extent permitted by each employee benefit plan, continue Executive’s participation in any employee benefit plan described in Section 5(a) during the Salary Continuation Period; provided, however, that to the extent an employee benefit plan precludes Executive’s continued participation in that plan following his termination without Cause, the Company will not grant Executive a payout in lieu of that benefit; and

(vii)       vest on the Date of Termination, all unvested options that otherwise would be eligible for vesting less than six (6) months after the Date of Termination, provided that these options will expire in accordance with the terms of the Option Plan and Option Agreement;

provided that, notwithstanding any provision in this Agreement to the contrary, as an express contractual condition to the Company’s obligation to provide any of the foregoing payments or benefits under this Section 9(b) other than payment of the Accrued Obligations, Executive shall execute and deliver a general release, in the form attached hereto as Exhibit A, of any and all common law, statutory and/or other rights, claims or causes of action of any kind, including without limitation any rights, claims or causes of action based upon this Agreement or otherwise arising out of or related to the Executive’s employment by, and/or the termination of the Executive’s employment with, the Company or any of its affiliates (except for the Company’s obligations under this Agreement). Further, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to any applicable revocation or rescission rights) within thirty (30) days following the date of the Date of Termination. If the foregoing release is executed and delivered (and no longer subject to revocation or rescission), then the payments under Section 9(b)(i) and (ii) (other than reimbursements made in accordance with Section 4(e)) shall begin within sixty (60) days following the Date of Termination; provided, however, that if the sixty (60) day period begins in one calendar year and ends in the second calendar year, all payments will be made in the second calendar year. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately following the Date of Termination, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Date of Termination.

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The Company will not pay to Executive any sick days, personal days or vacation time which Executive has accrued prior to the Date of Termination but has not used prior to the Date of Termination. Other than the obligation to make the payments described in this Section 9(b), the Company and its affiliates shall have no further liability or obligation to Executive hereunder following a termination without Cause, or upon the Company’s delivery of a Notice of Non-Renewal.

(c)          Voluntary Termination. At any time, Executive shall have the right to terminate his employment hereunder by providing thirty (30) days prior written notice to the Company, and the Company shall have the right, by written notice to Executive, to terminate Executive’s employment after Executive delivers any such notice to the Company. In the event of any such termination pursuant to this Section 9(c), or in the event of the Executive’s election to terminate his employment by delivering a Notice of Non-Renewal (a “Voluntary Termination”) the Company shall pay to Executive the Accrued Obligations. The Company will not pay to Executive any sick days, personal days or vacation time which Executive has accrued prior to the Date of Termination but has not used prior to the Date of Termination. Upon making the payments described in this Section 9(c), the Company and its affiliates shall have no further liability or obligation to Executive hereunder following a Voluntary Termination. The occurrence of Executive’s death or Disability (as defined below) shall be deemed to result in an immediate “Voluntary Termination” (it being acknowledged and agreed that, in addition to the payments described in this Section 9(c), Executive shall, in connection with his death or Disability, be entitled to such other payments and/or benefits as may then be provided in accordance with the Employee Handbook or with respect to any employee benefit plan and the terms of such plans). Executive’s rights relating to his Stock Options shall be governed by the terms of the Option Plan and Option Agreement. Without limiting the foregoing, in the event of a Voluntary Termination, Executive shall have no right to receive any Annual Bonus or Transaction Incentive Fee.

(d)          Disability. For purposes of this Agreement, “Disability” shall mean the Executive becomes physically or mentally unable to perform his duties for the Company hereunder and such incapacity continues for a total of ninety (90) consecutive days or any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days.

(e)          Resignation. Upon any termination of employment pursuant to this Agreement, Executive shall be deemed to have resigned as an officer and/or director of the Company or any affiliate, if he was then serving as such, and, if requested by the Board, Executive hereby agrees to immediately execute an appropriate resignation letter.

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10.         Survival. Sections 6, 7, 8, 9 and 19 of this Agreement shall survive the termination of Executive’s employment with the Company indefinitely or for the applicable periods of time (if any) set forth therein.

11.         Effectiveness of Agreement. This Agreement shall be deemed effective as of the date set forth in the first paragraph of this Agreement when it has been signed by both the Company and Executive.

12.         Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and any prior agreement between the Company and Executive with respect to such subject matter is hereby superseded and terminated effective immediately and shall be without further force or effect. No amendment or modification to this Agreement shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

13.         Notices. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed given (i) when delivered in person, (ii) one (1) business day after being sent by nationally reputable overnight delivery service or (iii) three (3) business days after being sent by certified mail, return receipt requested, postage and fees prepaid, if to the Company, at its address set forth above to the attention of the Company’s President and, if to the Executive, at his last known address contained in the Company’s records. Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given pursuant to this Section 13.

14.         No Assignment; Binding Effect. Neither this Agreement, nor the right to receive any payments hereunder, may be assigned by either party without the other party’s prior written consent; except that the rights and obligations of the Company hereunder may, in whole or in part, be sold, transferred or assigned by the Company to any affiliated or successor entity or purchaser of all or substantially all of Parent’s assets, provided that any such transfer does not effect a material change in the duties of Executive hereunder or the type of business with respect to which such duties are to be performed. Subject to these limitations, this Agreement shall be binding upon and inure to the benefit of Executive and his heirs, executors and administrators and the Company and its successors and assigns.

15.         Waivers. No course of dealing nor any delay on the part of either party in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

16.         Governing Law. This Agreement shall be governed by and interpreted exclusively in accordance with Section 19 and the laws of the State of Ohio, without regard to conflict of laws provisions thereof to the extent that the general application of the laws of another jurisdiction would be required thereby. All disputes arising from or relating to this Agreement shall be heard exclusively in a court of competent jurisdiction within the State of Ohio, Hamilton County and the parties hereto consent to personal jurisdiction in such courts for such purposes, and further waive all objections on grounds of improper venue or inconvenient forum.

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17.         Invalidity. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

18.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, and may be executed by delivery of a facsimile or electronic mail copy of a signed signature page.

19.         Code Section 409A Compliance.

(a)          The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such “separation from service” of the Executive, and (ii) thirty (30) days from the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)          With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

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(d)          For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ENVIRONMENTAL QUALITY MANAGEMENT, Inc.

By:	/s/ James E. Wendle
Name:	James E. Wendle
Title:	Pres/COO

/s/ Jack S. Greber
Name: Jack S. Greber

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